                                                                    EXHIBIT 99.1


[MERIDIAN RESOURCE CORPORATION GRAPHIC]                 NEWS


                   THE MERIDIAN RESOURCE CORPORATION ANNOUNCES
                      FIRST QUARTER 2006 FINANCIAL RESULTS

Houston, Texas -- May 9, 2006 -- The Meridian Resource Corporation (NYSE: TMR) today announced its first quarter 2006 financial and operational results. A summary of the quarter's results are:

        >>   Net Income equaled $7.3 million or $0.08 per share
        >>   Discretionary Cash Flow equaled $42.8 million, or $0.46 per share
        >>   Production equaled 6.4 Bcfe, or 71.5 Mmcfe per day
        >>   Total Revenues equaled $57.5 million
        >>   Lease Operating Expense equaled $4.6 million
        >>   Depletion and Depreciation equaled $29.5 million
        >>   General & Administrative Expense equaled $5.1 million

NET INCOME

Net income to common shareholders for the first quarter of 2006 increased by $1.2 million or 20% to $7.3 million, or $0.08 per diluted common share, compared to $6.1 million, or $0.07 per share for the first quarter of 2005. Excluding the $1.2 million after tax impact of un-reimbursed hurricane damage repairs, the Company would have reported net income of $8.6, or $0.09 per diluted common share. Net income for the first quarter compared to the same period last year was affected by higher average realized prices offset in part by increased operating cost, DD&A cost and lower production.

DISCRETIONARY CASH FLOW

Discretionary cash flow for the first quarter of 2006 increased by $5.8 million, or 16%, to $42.8 million, or $0.46 per diluted common share, compared to $37.0 million, or $0.43 per share for the first quarter of 2005. The increase in discretionary cash flow between the periods is in large part a result of improved price realizations. The Company received 39% more for its oil and natural gas compared to the first quarter of 2005. The pricing improvements were also helped by the expiration of unfavorable hedges between the periods. Sequentially, the discretionary cash flow was down compared to last quarter's amount of $50.8 million primarily due to lower average realized prices offset in part by increased production between the periods.



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                         (281) 597-7000 o www.tmrc.com

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PRODUCTION VOLUMES

Production volumes for the first quarter of 2006 totaled 6.4 billion cubic feet of gas equivalent ("Bcfe") compared to 7.8 Bcfe for the first quarter of 2005. Average daily production for the first quarter was 71.5 million cubic feet of gas equivalent ("Mmcfe") compared to 86.3 Mmcfe for the first quarter of 2005. The variance in average daily production volumes between the two periods is due in part to mechanical issues caused by the 2005 hurricanes on the BML 1-2 well and the BML 28-1 well. Production from these wells have been deferred until the mechanical issues can be resolved. Additional variance differences can be attributed to new discoveries brought on between the comparable periods, offset by natural production declines. Sequentially, production increased by 8% from the average daily production of 66 Mmcf/d in the fourth quarter of last year.

TOTAL REVENUES

Total revenues for the first quarter of 2006 totaled $57.5 million, or $8.94 per Mcfe, an increase of 15% compared to total revenues of $50 million, or $6.44 per Mcfe, for the first quarter of 2005. The variance between the two periods for total revenues is due to the impacts on production and revenues referenced above. Sequentially, revenues are down from $64.7 million in the fourth quarter of 2005 due to lower commodity prices between the two periods.

LEASE OPERATING EXPENSES

Lease operating expenses for the first quarter of 2006 were down slightly to $4.6 million compared to $4.7 million for the first quarter of 2005. On a Mcfe basis, lease operating expenses increased to $0.71 per Mcfe in the first quarter of 2006 compared to $0.60 per Mcfe in the first quarter of 2005. The increase in the per Mcfe rate was primarily attributable to the previously discussed lower production between the two corresponding periods. Sequentially, lease operating expenses increased from $3.6 million in the fourth quarter of 2005 primarily due to operating expenses associated with new wells and an overall industry-wide increase in service costs.

DEPLETION AND DEPRECIATION

Depletion and depreciation for the first quarter of 2006 was $29.5 million compared to $25.3 million for the first quarter of 2005. On a per Mcfe basis, depletion and depreciation for the first quarter was $4.59 per Mcfe compared to $3.26 per Mcfe for the first quarter of 2005. Depreciation and depletion expense on a per Mcfe basis increased primarily due to the impact of negative reserve revisions during 2005 and the rising costs in the industry for current and projected capital expenditures. Sequentially, depreciation and depletion expense increased slightly compared to the fourth quarter of 2005 which was $26.9 million or $4.43 per Mcfe.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the first quarter of 2006 was $5.1 million or $0.79 per Mcfe compared to $5.0 million or $0.65 per Mcfe for the first quarter of 2005. General and administrative expenses on a per Mcfe basis increased primarily due to lower production rates between the two periods. Sequentially, general and administrative expense increased slightly compared to the fourth quarter of 2005 which was $4.7 million or $0.77 per Mcfe.


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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

HEDGING UPDATE

As previously announced, the Company recently entered into several new hedging contracts to hedge a portion of its expected oil and gas production. The additional gas hedge contracts were completed in the form of costless collars, and ranged between a floor price of $8.00 and a ceiling price of $10.60 for a monthly volume of approximately 400,000 Mmbtu between June 2006 and May 2007. The additional oil hedge contracts were also completed in the form of costless collars, and ranged between a floor price of $60 and a ceiling price of $82 with monthly volumes ranging between 5,000 and 6,000 barrels between August 2007 and July 2008. The costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below.

CONFERENCE CALL INFORMATION

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Tuesday May 9th at 10:30 a.m. central time. To participate in this conference call, dial 866-700-7101 (US/Canada) or 617-213-8837 (International) five to ten minutes before the scheduled start time and reference Conference ID #82407787. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID # 88586178.

NON-GAAP FINANCIAL MEASURE

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

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SAFE HARBOR STATEMENT AND DISCLAIMER

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in


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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com
this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, adverse weather conditions and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2005.



                                                   FOR MORE INFORMATION CONTACT:
                             Lance L. Weaver at (281) 597-7125, lweaver@tmrc.com Meridian Resource Corporation Website: www.tmrc.com




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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
                (In thousands, except prices and per share data)
                                   (Unaudited)

                                              Q1-06       Q1-05         Q4-05
                                            ------------------------------------
                                                    THREE MONTHS ENDED
                                            ------------------------------------
                                              MAR. 31,    MAR. 31,     DEC. 31
                                               2006        2005          2005
                                            ----------   ----------   ----------
Production:
Oil (Mbbl)                                         224          260          202
Natural Gas (Mmcf)                               5,087        6,203        4,868
Mmcfe                                            6,432        7,765        6,075
Mmcfe (Daily Rate)                                71.5         86.3         66.0

Average Prices:
Oil (per Bbl)                               $    49.23   $    33.99   $    50.14
Natural Gas (per Mcf)                             9.20         6.66        11.15
     Per Mcfe                                     8.99         6.46        10.60

Oil and Natural Gas Revenues                $   57,827   $   50,132   $   64,373
Lease Operating Expenses                         4,553        4,683        3,637
     Per Mcfe                                     0.71         0.60         0.60

Severance and Ad Valorem Taxes                   2,735        2,632        2,124
     Per Mcfe                                     0.43         0.34         0.35

General and Administrative Expense               5,111        5,013        4,665
     Per Mcfe                                     0.79         0.65         0.77

Interest Expense                                 1,378          985        1,448
     Per Mcfe                                     0.21         0.13         0.24


Discretionary Cash Flow (1)                 $   42,820   $   36,967   $   50,828
     Per Mcfe                                     6.66         4.76         8.37

Net Earnings Applicable to Common           $    7,331   $    6,127   $   14,320
Stockholders

Per Common Share (Basic)                    $     0.08   $     0.08   $     0.17
Per Common Share (Diluted)                  $     0.08   $     0.07   $     0.16


(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.



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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share)
                                  (Unaudited)

                                                   Q1-06         Q1-05         Q4-05
                                                 --------------------------------------
                                                          THREE MONTHS ENDED
                                                 --------------------------------------
                                                  MAR. 31,      MAR. 31,      DEC. 31
                                                    2006          2005          2005
                                                 ----------    ----------    ----------
Revenues:
Oil and natural gas                              $   57,827    $   50,132    $   64,373
Interest and other                                     (321)          (88)          331
                                                 ----------    ----------    ----------
Total revenues                                       57,506        50,044        64,704
                                                 ----------    ----------    ----------

Operating costs and expenses:
Oil and natural gas operating
                                                      4,553         4,683         3,637
Severance and ad valorem taxes
                                                      2,735         2,632         2,124
Depletion and depreciation                           29,499        25,322        26,902
General and administrative                            5,111         5,013         4,665
Accretion expense                                       301           251           322
Hurricane damage repairs                              1,999            --         2,316
                                                 ----------    ----------    ----------
Total operating costs and expenses                   44,198        37,901        39,966
                                                 ----------    ----------    ----------

Net earnings before interest and income taxes        13,308        12,143        24,738

Other expenses:
Interest expense                                      1,378           985         1,448
Taxes on income:
         Current                                        171           590            35
         Deferred                                     4,428         3,710         8,935
                                                 ----------    ----------    ----------
Net earnings                                          7,331         6,858        14,320

Dividends on preferred stock                             --           731            --
                                                 ----------    ----------    ----------

Net earnings applicable to common stockholders   $    7,331    $    6,127    $   14,320
                                                 ==========    ==========    ==========

Net earnings per share:
 - Basic                                         $     0.08    $     0.08    $     0.17
                                                 ==========    ==========    ==========
 - Diluted                                       $     0.08    $     0.07    $     0.16
                                                 ==========    ==========    ==========

Weighted average common shares outstanding:
 - Basic                                             86,850        79,271        86,771
 - Diluted                                           92,552        85,024        92,327




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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     MARCH 31,
                                                       2006          DEC. 31
                                                   (UNAUDITED)        2005
                                                   ------------   ------------
ASSETS

Cash and cash equivalents                          $     35,853   $     23,265
Other current assets                                     37,802         45,394
                                                   ------------   ------------
      Total current assets                               73,655         68,659
                                                   ------------   ------------

Property, equipment and other assets                    491,957        487,143
                                                   ------------   ------------
      Total assets                                 $    565,612   $    555,802
                                                   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                $     47,073   $     51,721

Long-term debt, net of current maturities                75,000         75,000

Other liabilities                                        56,176         51,516

Common stockholders' equity                             387,363        377,565
                                                   ------------   ------------
      Total liabilities and stockholders' equity   $    565,612   $    555,802
                                                   ============   ============



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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                             Q1-06          Q1-05          Q4-05
                                                          -------------------------------------------
                                                                    THREE MONTHS ENDED
                                                          -------------------------------------------
                                                             MAR. 31       MAR. 31         DEC. 31
                                                              2006           2005            2005
                                                          ------------   ------------    ------------

RECONCILIATION OF DISCRETIONARY CASH FLOW (DILUTED) TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:
DISCRETIONARY CASH FLOW (DILUTED)                         $     42,820   $     36,967    $     50,828
Adjustments to reconcile discretionary cash flow to net
cash provided by operating activities:
Interest on convertible sub-debt (net of tax)                       --             --              --
     Net changes in working capital                              5,287         (6,833)        (13,181)
                                                          ------------   ------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 $     48,107   $     30,134    $     37,647
                                                          ============   ============    ============



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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com

                        THE MERIDIAN RESOURCE CORPORATION
              SUMMARY OF NATURAL GAS AND CRUDE OIL HEDGE POSITIONS

                          NATURAL GAS COSTLESS COLLARS:
--------------------------------------------------------------------------------



                              CONTRACTED             FLOOR               CEILING
                                VOLUME               PRICE                PRICE
   CONTRACT PERIOD           (MMBTU/QTR.)          ($ / MMBTU)          ($ / MMBTU)
   ---------------           ------------          -----------          -----------
      Q1 -- '06                 1,690,000            $7.50                $11.25
      Q2 -- '06                   930,000            $8.00                $12.82
      Q3 -- '06                 1,660,000            $8.00                $11.68
      Q4 -- '06                 1,340,000            $8.00                $11.01
      Q1 -- '07                 1,200,000            $8.00                $10.60
      Q2 -- '07                   800,000            $8.00                $10.60

                           CRUDE OIL COSTLESS COLLARS:
--------------------------------------------------------------------------------

                              CONTRACTED             FLOOR               CEILING
                                VOLUME               PRICE                PRICE
   CONTRACT PERIOD           (BBLS./QTR.)          ($ / Bbl.)           ($ / Bbl.)
   ---------------           ------------          ----------           ----------
      Q1 -- '06                    62,000           $37.82                $47.82
      Q2 -- '06                    58,000           $38.06                $48.06
      Q3 -- '06                    51,000           $45.78                $64.84
      Q4 -- '06                    46,000           $50.00                $74.00
      Q1 -- '07                    41,000           $50.00                $74.00
      Q2 -- '07                    36,000           $50.00                $74.00
      Q3 -- '07                    24,000           $55.00                $78.00
      Q4 -- '07                    18,000           $60.00                $82.00
      Q1 -- '08                    18,000           $60.00                $82.00
      Q2 -- '08                    16,000           $60.00                $82.00
      Q3 -- '08                     5,000           $60.00                $82.00





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            1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o
                         (281) 597-7000 o www.tmrc.com